    As filed with the Securities and Exchange Commission on October 22, 1999
                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              INKTOMI CORPORATION
             (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                       4100 E. Third Avenue                    94-3238130
   (State or other jurisdiction            Foster City, CA 94404                 (I.R.S. Employer
 of incorporation or organization)             (650) 653-2800                  Identification No.)

              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ---------------

                                Timothy Stevens
       Vice President of Corporate and Legal Affairs and General Counsel
                              INKTOMI CORPORATION
                  4100 E. Third Avenue, Foster City, CA 94404
                                 (650) 653-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

                            Douglas H. Collom, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                650 Page Mill Road, Palo Alto, California 94304
                                 (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE

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                                                              Proposed        Proposed
                                                Amount        Maximum          Maximum       Amount of
          Title of Each Class of                to be      Offering Price     Aggregate     Registration
        Securities to be Registered           Registered    Per Share(1)  Offering Price(2)     fee
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Common Stock, $0.001 par value............  716,753 shares    $116.57        $83,551,897      $23,228
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on October 20, 1999.

                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS
[subject to completion] dated October 22, 1999

                              Inktomi Corporation
                             4100 East Third Avenue
                             Foster City, CA 94404
                        Telephone Number: (650) 653-2800

                                 716,753 Shares

                              INKTOMI CORPORATION

                                  Common Stock

                               ----------------

   These shares may be offered and sold from time to time by stockholders of Inktomi Corporation ("Inktomi") identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on October 1, 1999 in connection with Inktomi's acquisition of WebSpective Software, Inc.

   The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Inktomi will not receive any proceeds from the sale of the shares.

   You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the common stock offered hereby.

   Inktomi's common stock is quoted on the Nasdaq National Market under the symbol "INKT." On October 20, the last reported sale price of the common stock was $115.6875 per share.

                               ----------------

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                                         , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   Available Information...................................................   3
   Information Incorporated by Reference...................................   3
   Forward Looking Information.............................................   3
   Risk Factors............................................................   4
   Use of Proceeds.........................................................  12
   Selling Stockholders....................................................  12
   Plan of Distribution....................................................  17
   Legal Matters...........................................................  18
   Experts.................................................................  18

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Inktomi common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

   In this prospectus, "Inktomi," "we," "us," and "our" refer to Inktomi Corporation and its subsidiaries.

                             AVAILABLE INFORMATION

   We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at HYPERLINK http://www.inktomi.com. Information contained on our web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all the shares. This prospectus is part of a Registration
Statement we filed with the SEC (Registration No. 333-       ). The documents
we incorporate by reference are:

     1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     2. Our Quarterly Report on Form 10-Q for the quarter ended June 30,
  1999;

     3. Our Quarterly Report on Form 10-Q for the quarter ended March 31,
  1999;

     4. Our Quarterly Report on Form 10-Q for the quarter ended December 31,
  1998;

     5. Our Current Report on Form 8-K dated October 15, 1999 relating to the acquisition of WebSpective Software, Inc.;

     6. Our Current Report on Form 8-K dated May 13, 1999 relating to our acquisition of Impulse Buy Network, Inc.;

     7. Our Current Report on Form 8-K dated December 29, 1998 relating to our stock split;

     8. Our Current Report on Form 8-K dated November 6, 1998 relating to our acquisition of C2B Technologies, Inc.;

     9. Our Current Report on Form 8-K dated October 9, 1998, as amended November 2, 1998, relating to our acquisition of C2B Technologies, Inc.; and

      10. The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on May 22, 1998.

   You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Inktomi Corporation, 4100 E. Third Avenue, Foster City, CA 94404; telephone number (650) 653-2800.

                          FORWARD LOOKING INFORMATION

   This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended September 30, 1998, and our quarterly report on Form 10-Q for the quarter ended June 30, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

   If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

We have a history of operating losses, expect to incur future losses, and cannot be certain that we will become a profitable company.

   Inktomi was founded in February 1996 and has a limited operating history. As of June 30, 1999, we had an accumulated deficit of $57.7 million. We have not achieved profitability and expect to continue to incur net losses for at least the next several quarters. We expect to continue to incur significant sales and marketing, product development and administrative expenses across all lines of our business, and in particular in our shopping engine business as we continue to develop and enhance our shopping technology, solidify and refine the business model, integrate Impulse! Buy Network into our operations and initiate new sales and marketing efforts. As a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot be sure that this growth will continue at the same rate or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be sure that we can sustain or increase profitability on a quarterly or annual basis in the future.

Our business substantially depends upon the success of our Traffic Server product.

   Our future growth substantially depends on the commercial success of our Traffic Server network cache product, which we have licensed to only a small number of customers. We are initially targeting telecommunications carriers and Internet service providers for our Traffic Server product, although we are expanding our customer prospects to include Internet hosting providers, OEM customers and large enterprise customers. Our ability to generate substantial and sustained revenues from our Traffic Server product is dependent upon achieving sales penetration in each of these market segments and significantly increasing the number of new and repeat customer transactions. The market for large-scale network caching is in its early stages, and we are not sure our target customers will widely adopt and deploy caching technology throughout their networks. Even if they do so, they may not choose our Traffic Server network cache product, because it does not include the features they require, they wish to outsource content distribution services to a third party vendor rather than directly implement caching in their networks, or for technical, cost, support or other reasons. Although we have tested our Traffic Server product prior to making it available to customers, we cannot be sure that we have found and fixed all significant performance errors. If our target customers do not widely adopt and purchase our Traffic Server product, our business, financial condition and results of operations will be adversely affected.

Our business would be harmed if customers choose not to use or promote our search and directory services.

   Revenues from our search and directory services result primarily from the number of end-user searches that are processed by our search engine and directory engine and the level of advertising revenue generated by our Internet portal and other web site customers. Our agreements with customers do not require them to direct end-users to our search or directory services or to use our search or directory services exclusively or at all. For example, in January 1999, Microsoft announced that it had signed an agreement to license online communications technologies to a third party and in exchange would adopt the search technology provided by the third party as the primary search engine for the MSN Network, replacing our search engine. Accordingly, revenues from search and directory services are highly dependent upon the willingness of customers to promote and use the search and directory services we provide, the ability of our customers to attract end-users to their online services, the volume of end-user searches that are processed by our search engine and directory engine, and the ability and willingness of customers to sell advertisements on the Internet pages viewed by end-users. Certain of our customers have selected competing search and directory services to operate in combination with our services, which has reduced the number of queries available for us to serve and may erode future revenue growth opportunities. The technological barriers for customers to implement additional services or to replace our services are not substantial.

Our entry into the online shopping business will require us to develop significant new capabilities and may not be successful.

   The online shopping market is in a rapid state of evolution with a wide variety of companies, including large Internet portals, online merchants, online merchant aggregators, auction sites and other web sites, expending substantial funds to develop brand recognition and large bases of end user consumers. We are still developing and refining the business model for our Internet shopping engine in light of this rapidly changing business environment. We continue to anticipate that revenues will be generated by revenue-sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. The success of our shopping engine will largely depend on a variety of factors, including:

    . our ability to establish and maintain strong relationships with customers and online merchants;

    . our ability to assemble a robust and varied database of products of interest to end user consumers;

    . the ability and willingness of our customers to promote our shopping services on their web sites;

    . the dollar volume of online purchases made by end users of our customers' web sites;

    . the ability of participating merchants to successfully merchandize their products through our shopping engine; and

    .  the level of advertising revenues generated by customers.

   We launched the first commercial version of our Internet shopping engine in mid-1999. Our shopping engine is designed to collect and organize vast amounts of electronic information from online merchants and publishers of comparative product information. The shopping engine is also designed to track and confirm purchases made by end-users of our customers' services and to generate invoices for our online merchants to pay revenue-sharing amounts to us. These are highly complex tasks. We have experienced some difficulty and delays in implementing our shopping service, stabilizing and optimizing our product database, consistently tracking end user consumer purchases and rolling out new features. We anticipate that resolving current technological challenges, developing required features to meet current customer commitments, and developing and deploying new features will require significant additional expenses and management and development resources. We have made significant investments in our online shopping business and expect to continue to do so. This investment has been and will continue to be required in advance of generating revenues, which have not been significant to date and are expected to be modest for the next few quarters. We cannot be sure that our entry into the online shopping business will be successful.

The markets in which we operate are highly competitive and we may be unable to compete successfully against new entrants and established companies with greater resources.

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition in the overall Internet infrastructure market as well as the network cache, Internet search/directory and online shopping segments of this market. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

   Competition in the network cache market continues to intensify as market segmentation is increasing, new solutions are coming to market and several companies are forming technology alliances and OEM relationships to sell their products. We directly compete primarily against several companies including CacheFlow, Cisco Systems, InfoLibria, Microsoft, Netscape, Network Appliance, Novell and Spyglass. We also compete against freeware caching solutions including CERN, Harvest and Squid. In addition, we are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Traffic Server. We also believe that Traffic Server may face competition from other providers of competing solutions to network infrastructure problems, including networking hardware and software manufacturers, content distribution service providers, traditional hardware manufacturers, telecommunications providers, cable TV/communications providers, software database companies, and large diversified software and technology companies. Many of these companies provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

   We compete with a number of companies to provide Internet search and directory services, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online services and advertisers, and have secured greater presence in distribution channels. Traditionally, our competitors have provided search/directory services directly to end-users through their own web sites and have supplied search/directory services to third-party web sites as a supplement to this business. However, we are facing increased competition from several newer competitors that are following our business model of providing Internet search/directory services primarily to Internet portals and other web site customers. These newer competitors have focused on search result relevance and ease of use in providing their services. We currently compete with companies including Alta Vista, Ask Jeeves, Direct Hit Technologies, Excite@Home, Google, Infoseek, LookSmart, Lycos, Netscape Open Directory and Northern Light. In addition, large media companies, such as The Walt Disney Company and NBC Enterprises, and other Internet-based companies such as America Online and Excite@Home, have recently made investments in or acquired Internet search engine companies, and we believe that other large media enterprises may enter or expand their presence in the Internet search and directory market, either directly or indirectly through collaborations or other strategic alliances.

   The market for our shopping engine application is rapidly evolving and intensely competitive. Our current and potential competitors include other OEM providers of shopping technologies and services including Bottom Dollar, InfoSpace and mySimon, third party merchant aggregators including Affinia, SnapShot and WizShop, and Internet portals and other captive marketplace web sites, including Amazon.com, America Online, Excite@Home, Lycos and Yahoo!. We believe the principal factors that will draw end-users to an online shopping application include brand availability, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. We will have little or no control over many of these factors.

   Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

The loss of a key customer could adversely affect our revenues and be perceived as a loss of momentum in our business.

   We have generated a substantial portion of our historical revenues from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer for any reason, including non-renewal of a customer contract, or in the case of our search engine business, if there is a decline in usage of any customer's search service, our revenues would be adversely affected. In addition, potential customers of Inktomi and public market analysts or investors may perceive any such loss as a loss of momentum in our business, which may adversely affect future opportunities to sell our products and services and cause our stock price to decline. Also, we cannot be sure that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

If we do not meet performance requirements in our portal services agreements, customers may cancel our service or choose a different service.

   Our search engine, directory engine and shopping engine agreements typically include specific performance requirements, including the features provided, reliability, processing speed, size of the Internet database maintained, number of merchants and products within the database, and frequency of updating the database. In addition, we believe it is important to maintain features and functionality that are not explicitly covered in our agreements, such as high relevance of search and product results. The growing volume of search queries processed by our search engine and the frequency with which we update our portal services to include additional functionality have placed some strain on our operational capability to meet customer requirements. If we do not meet these requirements, customers may cancel our service or choose to use a different service.

Circumstances beyond our control may result in service interruptions which could cause our business to suffer.

   We provide our portal services from multiple data centers, all of which are housed at facilities operated by a single-source hosting provider. Circumstances outside of our control such as fires, earthquakes, power failures, telecommunications failures, sabotage, unauthorized intrusions into our databases and similar events may bring down one or more of our data centers. For example, in June 1998, lightning struck the facility housing our data center in Virginia, interrupting service from this center. In addition, our data center hosting provider has experienced network failures from time to time, which has also interrupted our service. Service interruptions for any reason would reduce our revenues and could result in contract cancellations.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

   We expect that a significant portion of our future revenues will come from licenses of Traffic Server. We further expect that these revenues will come from licenses of Traffic Server to a small number of customers. The volume and timing of orders are difficult to predict because the market for Traffic Server is in its early stages and the sales cycle varies substantially from customer to customer. The cancellation or deferral of even a small number of licenses of Traffic Server would reduce our expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for later quarters may not compare favorably with operating results from earlier quarters.

   Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. We plan to significantly increase our operating expenses to enhance and support our online shopping business, expand our sales and marketing operations, broaden our customer support capabilities, establish new data centers, develop new distribution channels, and fund greater levels of research and development. A delay in generating or recognizing revenue for the reasons set forth above or for any other reason could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to these factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts or investors, and the price of our common stock may fall.

Our operating results may fluctuate because the sales cycle for Traffic Server is long.

   To date, our customers have taken a long time to evaluate Traffic Server, and many people within our customers' organizations have been involved in the process. Along with our distribution partners, we spend a significant amount of time educating and providing information to our prospective customers regarding the use and benefits of Traffic Server. Even after purchase, our customers tend to deploy Traffic Server slowly and deliberately, depending on the skill set of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy Traffic Server. The long sales and implementation cycles for Traffic Server may cause license revenues and operating results to vary significantly from period to period.

Our success depends on our ability to expand our sales and support organizations.

   We will need to substantially expand our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services require a sophisticated sales effort targeted at several people within our prospective customers' organizations. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including OEMs, resellers, systems integrators and joint marketing partners. We seek to sign up distribution partners that have a substantial amount of technical expertise in the computer network and telecommunications industry. Even with this expertise, our distribution partners generally require a significant amount of training and support from us, and we anticipate that it will take several quarters before any of our distribution partners will develop the expertise and skills we believe necessary to effectively sell our products. We cannot be sure that we will be successful in signing up desired distribution partners or that our distribution partners will devote adequate resources or have the technical and other sales capabilities to sell our products.

   Similarly, the complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a small customer service and support organization and will need to increase our staff to support new customers, new product lines (such as the recent addition of our shopping engine and directory engine), the expanding needs of existing customers and the internationalization of our business. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

Our success depends on our ability to manage growing and changing operations.

   Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations domestically and internationally and have grown our headcount substantially. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems, personnel and other resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, enhance our internal and external security systems, and continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers, merchants and other third parties.

The legal environment in which we operate is uncertain and claims against us could cause our business to suffer.

   Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end-users from a central location. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been threatened against us from time to time and have been brought, and sometimes successfully pressed, against online service providers. It is also possible that if any information provided through any of our portal services or facilitated by our Traffic Server product contains errors, third parties could make claims against us for losses incurred in reliance on this information. Further, there is the potential for product liability claims to be asserted against us by end-users who purchase goods and services through our shopping engine. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to protect us from all liability that may be imposed.

Internet-related laws could adversely affect our business.

   Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect our business.

The Internet infrastructure market is rapidly changing and we must develop and introduce new products and technologies to remain competitive.

   The Internet infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. The increasing scope of our business has led us to allocate additional resources to our current business opportunities and fewer resources to longer term projects. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Material delays in introducing new products and enhancements may cause customers to forego purchases of our products or purchase those of our competitors.

If we are unable to maintain our relationships with customers and the companies that supply and distribute our products, we may have difficulty selling our products and services.

   We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key hardware and software vendors, Internet technology and service providers, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, enhance our product and service offering, and expand our sales, marketing and distribution capabilities. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty selling our products and services.

   We have from time to time licensed components from others such as reporting functions and security features and incorporated them into our products and services. If these licensed components are not maintained, it could impair the functionality of our products and services and require us to obtain alternative products from other sources or to develop this software internally, either of which could involve costs and delays as well as diversion of engineering resources.

We may not be able to recruit and retain the personnel we need to succeed.

   We intend to hire a significant number of additional sales, support, marketing, and research and development personnel. Competition for these individuals is intense, and we may not be able to attract or retain additional highly qualified personnel in the future. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. In addition, our products and technologies are complex, and we are substantially dependent upon the continued service of our existing engineering personnel, and especially our founders. None of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have key person life insurance policies covering any of our employees.

Any acquisitions that we make could adversely affect our operations or financial results.

   We have purchased three companies since September 1998 and intend to continue to invest in or acquire complementary companies, products or technologies in the future. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Also, we could have difficulty in integrating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our stockholders.

Our efforts to increase our presence in markets outside of the United States may be unsuccessful and could result in losses.

   We market and sell our products in the United States and internationally. We have offices in England, France, Germany, Japan and Korea to market and sell our products in those countries and surrounding regions. We plan to establish additional facilities in other parts of the world. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. We cannot be sure that our investments in establishing facilities in other countries will produce desired levels of revenue. We currently have limited experience in developing localized versions of our products and marketing and distributing our products internationally. In addition, other inherent risks may apply to international operations, including:

    .  the impact of recessions in economies outside the United States;

    . greater difficulty in accounts receivable collection and longer collection periods;

    .  unexpected changes in regulatory requirements;

    .  difficulties and costs of staffing and managing foreign operations;

    .  potentially adverse tax consequences; and

    .  political and economic instability.

   Our international expenses are generally denominated in local currencies. We do not currently engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, future fluctuations in currency exchange rates may adversely affect results of international operations.

Our failure to protect our intellectual property rights could adversely affect our ability to compete.

   Our success and ability to compete are substantially dependent upon our internally developed technology. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be sure that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

Intellectual property claims against us could cause our business to suffer.

   Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly vulnerable to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Lycos has announced that it is the exclusive licensee of a patent covering a method of crawling information on the Internet, and that it may bring actions against companies that it believes are infringing this patent in the future. We also believe that many companies have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. A few of these companies have sent copies of their patents to Inktomi for informational purposes. We cannot be sure that Lycos or other third parties will not make a claim of infringement against us with respect to our products and technology. Any claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, and could cause product shipment delays or require us to reengineer our products or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

If our products or the products upon which we depend malfunction because of Year 2000 problems, our operations may be interrupted and we may be subject to warranty and product liability claims.

   Our software products operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. Despite investigation and testing by us and our partners, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delay or loss of revenue, interruption of search or shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

Our stock price is volatile.

   The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations, and the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

                                USE OF PROCEEDS

   Inktomi will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of Inktomi common stock will go to the stockholders who offer and sell their shares.

                              SELLING STOCKHOLDERS

   The following table sets forth certain information, as of October 22, 1999, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

   The shares being offered by the selling stockholders were acquired from Inktomi in connection with Inktomi's acquisition of WebSpective Software, Inc. pursuant to an Agreement and Plan of Reorganization dated September 15, 1999 (the "Reorganization Agreement"). In the acquisition, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholders represented to Inktomi that they were acquiring the shares for investment and with no present intention of distributing the shares.

   Inktomi has filed with the SEC, under the Securities Act, a registration statement on Form S-3 (the "Registration Statement") of which this prospectus forms a part, with respect to the resale of the shares from time to time. In the Declaration of Registration Rights made and executed by Inktomi on October 1, 1999 pursuant to the Reorganization Agreement, Inktomi has agreed to use its best efforts to keep the Registration Statement effective for 270 days or, if earlier, the date that all shares have been sold.

   The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                       Number of
                                                         Shares    Number   Number of
                                                      Beneficially   of       Shares
                                                      Owned Prior  Shares  Beneficially
 Name of Selling               Address of Selling        to the     Being  Owned After
 Stockholder                      Stockholder           Offering   Offered the Offering
 ---------------            -----------------------   ------------ ------- ------------
 Abbott, Freeland.......... 37 Berkeley Street,           2,234     2,068       166
                            Arlington, MA 02174

 Balsam, Mr. Loren,
  Custodian F/B/O Emily     c/o Jeff Brandes, 60          1,862     1,693       169
  Brandes.................. Maple Street, #3,
                            Cambridge, MA 02139

 Barach, Michael I. ....... c/o Bessemer Venture          1,936     1,742       194
                            Partners,
                            1025 Old Country Road,
                            Suite 205, Westbury, NY
                            11590

 Belisarius Corporation.... c/o Bessemer Venture            455       409        46
                            Partners,
                            1025 Old Country Road,
                            Suite 205, Westbury, NY
                            11590

 Bessec Ventures IV L.P. .. c/o Bessemer Venture         48,618    43,756     4,862
                            Partners,
                            1025 Old Country Road,
                            Suite 205, Westbury, NY
                            11590

 Bessemer Venture           c/o Bessemer Venture
  Investors L.P. .......... Partners,                    13,687    12,318     1,369
                            1025 Old Country Road,
                            Suite 205, Westbury, NY
                            11590

                                                                   Number of
                                                                     Shares    Number   Number of
                                                                  Beneficially   of       Shares
                                                                  Owned Prior  Shares  Beneficially
                                          Address of Selling         to the     Being  Owned After
 Name of Selling Stockholder                  Stockholder           Offering   Offered the Offering
 ---------------------------           ------------------------   ------------ ------- ------------

 Bessemer Venture Partners IV L.P. ... 1025 Old Country Road,        48,618     43,756     4,862
                                       Suite 205, Westbury, NY
                                       11590

 Brandes, Jeff........................ 60 Maple Street, #3,          19,369     17,608     1,761
                                       Cambridge, MA 02139

 Brimstone Island Co. L.P............. c/o Bessemer Venture           1,660      1,494       166
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 Brownstein, Neill H.................. c/o Bessemer Venture             893        804        89
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 Buescher, Robert H................... c/o Bessemer Venture             967        870        97
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 Burgin, William T.................... c/o Bessemer Venture           1,660      1,494       166
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 BVP IV Special Situations L.P........ c/o Bessemer Venture           4,093      3,684       409
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 Charles River Partnership VII L.P. .. 1000 Winter Street,          161,502    145,352    16,150
                                       Suite 3300, Waltham, MA
                                       02154

 Cheng, Larry......................... 1400 Old Country Drive,           61         55         6
                                       Suite 407, Westbury, NY
                                       11590

 Chin, Eric........................... 1701 North Point St.,          1,676      1,524       152
                                       #306, San Francisco, CA
                                       94123

 Cisco Systems, Inc................... 170 West Tasman Drive,        30,675     27,607     3,068
                                       San Jose, CA 95134

 Cohen, Rodney A. .................... c/o Bessemer Venture             297        267        30
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 Cowan, David J....................... c/o Bessemer Venture             446        401        45
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 Davis, Richard R..................... c/o Bessemer Venture           1,266      1,139       127
                                       Partners, 1025 Old
                                       Country Road, Suite 205,
                                       Westbury, NY 11590

 DeAnn R. Eliot as
  Custodian F/B/O Sara L               8 James Way, Cambridge,        1,489      1,374
  Montero-Eliot....................... MA 02141                                              115

 DeBettencourt, Jason................. 835 Edgell Road,              15,086     13,715     1,371
                                       Framingham, MA 01701

 Debold, Joseph....................... 8 Cecelia Lane,                3,352      3,017       335
                                       Pleasantville, NY 10570


                                                           Number of
                                                             Shares    Number   Number of
                                                          Beneficially   of       Shares
                                                          Owned Prior  Shares  Beneficially
                                  Address of Selling         to the     Being  Owned After
 Name of Selling Stockholder          Stockholder           Offering   Offered the Offering
 ---------------------------   ------------------------   ------------ ------- ------------
 Doherty, Phyllis............. 20 Weathervane Road,          16,017    15,057       960
                               Canton, MA 02021

 Draper Richards L.P.......... 50 Freemont Street,           13,072    11,765     1,307
                               Suite 3500,
                               San Francisco, CA 94105

 Engel, Ferdinand............. 21 Joseph Road,                5,661     5,095       566
                               Northboro, MA 01532

 Fidelity Investors II,        c/o Anne Cooke, Fidelity
  Limited Partnership......... Capital, 82 Devonshire        46,101    41,491     4,610
                               St., R25D, Boston,
                               MA 02109-3614

 Forbes, Jr. Edward J......... 44 Highland Avenue,            1,340     1,256        84
                               Watertown, MA 02172

 FTT Ventures, Limited........ c/o Anne Cooke, Fidelity      46,101    41,491     4,610
                               Capital, 82 Devonshire
                               St., R25D, Boston,
                               MA 02109-3614

 Gabrieli Family Foundation... c/o Bessemer Venture             383       345        38
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Gabrieli, Christopher F.D. .. c/o Bessemer Venture           4,822     4,340       482
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Gennaro, Louis R............. c/o net.Genesis, Inc.,           744       670        74
                               215 First Street,
                               Cambridge, MA 02140

 Godfrey, Adam P.............. c/o Bessemer Venture             394       355        39
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Graham, Bruce................ 1400 Old Country Drive,           74        67         7
                               Suite 407, Westbury, NY
                               11590

 Hardymon Family               c/o Bessemer Venture
  Limited Partnership......... Partners, 1025 Old             4,745     4,270       475
                               Country Road, Suite 205,
                               Westbury, NY 11590

 House, Sr. Glenn D........... 43 Cider Hill Lane,           43,209    40,382     2,827
                               Sherborn, MA 01770

 House, Teresa................ 43 Cider Hill Lane,            2,234     2,074       160
                               Sherborn, MA 01770

 Hutchins, Wheeler &
  Dittmar Profit Sharing       c/o Hutchins, Wheeler &
  Trust....................... Dittmar, 101 Federal             744       670        74
                               Street, Boston, MA 02110

 Jaschke, Justin L............ c/o Verio, Inc., 9250          1,862     1,676       186
                               East Costilla Avenue,
                               Suite 400, Englewood, CO
                               80112

 Lara, Marco.................. 21 Wiles Road,                14,527    13,206     1,321
                               Topsfield, MA 01983

 Lawrence, Duane.............. 151 Lafayette Ave., #5,        1,117     1,029        88
                               Brooklyn, NY 11238

 Levine, Paul H............... 22 Clarke Street,              8,939     8,154       785
                               Lexington, MA 02173


                                                         Number of
                                                           Shares    Number   Number of
                                                        Beneficially   of       Shares
                                                        Owned Prior  Shares  Beneficially
                                Address of Selling         to the     Being  Owned After
 Name of Selling Stockholder        Stockholder           Offering   Offered the Offering
 --------------------------- ------------------------   ------------ ------- ------------
 Lowe, Jacques.............. 46 Park Street, #17,             521       489        32
                             Newton, MA 02458

 MacDonald, John G. ........ c/o Bessemer Venture             312       281        31
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Markowitz, Howard S........ c/o Bessemer Venture             186       167        19
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Mateos, Arthur............. 261 Broadway, Floor 1,         1,489     1,390        99
                             Arlington, MA 02174

 McPartlin, Diane N......... c/o Bessemer Venture             290       261        29
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Mhatre, Ravi B............. c/o Bessemer Venture             650       585        65
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Minthorn, Pamela........... 1269 Poplar Avenue,              297       267        30
                             #405, Sunnyvale,
                             CA 94086

 Mongeau, Richard........... 54 Washburn Ave.,             11,174    10,615       559
                             Wellesley, MA 02481

 Montero-Luque, Carlos E. .. 8 James Way, Cambridge,       14,527    13,761       766
                             MA 02141

 Morgenthaler Venture        50 Public Square, Suite       92,027
  Partners IV............... 2700, Cleveland,                        82,824     9,203
                             OH 44113

 Morse, Kenneth P........... 65 Greylock Road,              3,268     2,941       327
                             Wellesley, MA 02181

 Nanavati, Chinmay.......... 9 Stony Brook Drive,             670       631        39
                             Apt. 8, Millis, MA 02054

 Neogi, Depankar............ 14 Carolyn Road,                 226       203        23
                             Wilmington, MA 01887

 Park, Edward............... 1400 Old Country Drive,           93        84         9
                             Suite 407, Westbury, NY
                             11590

 Prakash, Gautam A.......... c/o Bessemer Venture           1,200     1,080       120
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Quentin Corporation........ c/o Bessemer Venture           1,563     1,407       156
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Roriston, Robert J.S....... c/o Bessemer Venture             335       301        34
                             Partners, 1025 Old
                             Country Road, Suite 205,
                             Westbury, NY 11590

 Rosenberg, Jonathan B...... 59 Judkins Street,               248       223        25
                             Newtonville, MA 02160

 Schnoor, Jr. William J. ... c/o Testa Hurwitz &              744       670        74
                             Thibeault, 125 High
                             Street, Boston, MA 02110


                                                           Number of
                                                             Shares    Number      Number of
                                                          Beneficially   of          Shares
                                                          Owned Prior  Shares     Beneficially
                                  Address of Selling         to the     Being     Owned After
 Name of Selling Stockholder          Stockholder           Offering   Offered    the Offering
 ---------------------------   ------------------------   ------------ -------    ------------
 Seaward, Gerald.............. 36 Cogswell Avenue,              223       201           22
                               Cambridge, MA 02140

 Shah, Swapnil................ 467 Sudbury Road,             30,358    27,478        2,880
                               Concord, MA 01742

 Shpirt, Leonid............... 7 Conant Road, Unit 68,          893       833           60
                               Winchester, MA 01742

 Soni, Robi L................. c/o Bessemer Venture             530       477           53
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Sternlicht, Russell D........ c/o Bessemer Venture             223       201           22
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Strober, Joanna A............ c/o Bessemer Venture             223       201           22
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 The Glenn House Jr.           43 Cider Hill Lane,            1,117     1,037           80
  Trust....................... Sherborn, MA 01770

 The Kristin House Trust...... 43 Cider Hill Lane,            1,117     1,037           80
                               Sherborn, MA 01770

 The Paul Levine Family        22 Clarke Street,              3,128     2,815          313
  Limited Partnership, L.P. .. Lexington, MA 02173

 Wasik, William R............. c/o Bessemer Venture              55        49            6
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Weng, Keith.................. 541 Hill Street, Apt. B,      15,719    14,293        1,426
                               San Francisco, CA 94114

 Wigfall, Jessamine........... 108 Crawford Street,             223       208           15
                               Boston, MA 02121

 Wignarajah, Naresh........... 24 Norris Street,              1,117     1,028           89
                               Cambridge, MA 02140

 Williamson, Steven L......... c/o Bessemer Venture             595       535           60
                               Partners, 1025 Old
                               Country Road, Suite 205,
                               Westbury, NY 11590

 Wills, Timothy F. ........... 865 Boylston Street, #3,       2,234     2,097          137
                               Newton, MA 02461

 Yamane, Stanley.............. 14 Temple Street, E503,       15,086    13,715        1,371
                               Framingham, MA 01702

 Comdisco, Inc.(1)............ 6111 North River Road,        13,458(1) 13,458(1)         0
                               Rosemont, IL 60018

--------
(1) Shares are subject to an immediately exercisable warrant held by Comdisco, Inc. The warrant is not registered hereunder, only the shares underlying the warrant.

                              PLAN OF DISTRIBUTION

   Inktomi will not receive any proceeds from the sale of the shares. The shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

   In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling shareholder may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

   Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

   All costs, expenses and fees in connection with the registration of the shares will be borne by Inktomi. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Inktomi and the selling shareholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby has been passed upon for Inktomi by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, attorneys who are members of or are employed by Wilson Sonsini Goodrich & Rosati and participating in matters on behalf of Inktomi relating to this Registration Statement, beneficially own an aggregate of 4,235 shares of Inktomi's Common Stock.

                                    EXPERTS

   The consolidated financial statements of Inktomi Corporation as of September 30, 1997 and 1998, and for the period from February 2, 1996 (date of inception) to September 30, 1996 and the years ended September 30, 1997 and 1998, incorporated by reference in this prospectus and the Registration Statement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which report is given on the authority of that firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, payable by Inktomi in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                    Amount to be
                                                                        Paid
                                                                    ------------
      SEC registration fee.........................................   $23,228
      Printing expenses............................................   $15,000
      Legal fees and expenses......................................   $15,000
      Accounting fees and expenses.................................   $10,000
      Miscellaneous expenses.......................................   $11,772
                                                                      -------
        Total......................................................   $75,000
                                                                      =======

Item 15. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article X of Inktomi's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

   Article VI of Inktomi's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

   Inktomi has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Inktomi's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

   In addition, pursuant to the terms of the Agreement and Plan of Reorganization entered into by Inktomi in connection with its acquisition of WebSpective Software, Inc. ("WebSpective"), Inktomi has agreed to fulfill and honor in all respects the obligations of WebSpective pursuant to certain indemnification agreements between WebSpective and its directors and officers (the "Indemnified Parties") as of the effective time of the merger that effected such acquisition and the indemnification provisions under WebSpective's Certificate of Incorporation or Bylaws as in effect immediately prior to the merger. The Certificate of Incorporation and Bylaws of the surviving corporation in the merger contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of WebSpective as in effect immediately prior to the merger, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the acquisition in any manner that would adversely affect the rights thereunder of any Indemnified Party.

   The Declaration of Registration Rights dated October 1, 1999, made by Inktomi in connection with Inktomi's purchase of WebSpective provides that Inktomi will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Inktomi pursuant to the foregoing provisions, Inktomi has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

   At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of Inktomi in which indemnification is being sought, nor is Inktomi aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of Inktomi.

Item 16. Exhibits

 Exhibit No.                             Description
 -----------                             -----------
     4.5     Declaration of Registration Rights dated October 1, 1999, granted by Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated
             October 15, 1999)
     5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation
    23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants
             (relating to financial statements of Inktomi Corporation)
    23.2     Consent of Counsel (included in Exhibit 5.1)
    24.1     Power of Attorney (See II-4)

Item 17. Undertakings

   Inktomi hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Inktomi pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of Inktomi's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inktomi pursuant to the foregoing provisions, or otherwise, Inktomi has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Inktomi of expenses incurred or paid by a director, officer, or controlling person of Inktomi in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Inktomi will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Inktomi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 21st day of October, 1999.

                                          INKTOMI CORPORATION

                                                   /s/ Jerry M. Kennelly
                                          By: _________________________________
                                                    Jerry M. Kennelly,
                                               Vice President of Finance and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, David C. Peterschmidt and Jerry M. Kennelly their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                           Title                     Date

 /s/ David C. Peterschmidt     President, Chief Executive      October 21, 1999
___________________________     Officer (Principal Executive
    David C. Peterschmidt       Officer) and Chairman of the
                                Board of Directors

   /s/ Jerry M. Kennelly       Vice President of Finance and   October 21, 1999
___________________________     Chief Financial Officer
      Jerry M. Kennelly         (Principal Financial and
                                Accounting Officer)

        Frank Gill*            Director                        October 21, 1999
___________________________
        Frank Gill

     Alan F. Shugart*          Director                        October 21, 1999
___________________________
      Alan F. Shugart

      Eric A. Brewer*          Director                        October 21, 1999
___________________________
      Eric A. Brewer

      John A. Porter*          Director                        October 21, 1999
___________________________
      John A. Porter

    Frederic W. Harman*        Director                        October 21, 1999
___________________________
    Frederic W. Harman

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  4.5    Declaration of Registration Rights dated October 1, 1999, granted by
         Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated October 15,
         1999)
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants
         (relating to financial statements of Inktomi Corporation)
 23.2    Consent of Counsel (included in Exhibit 5.1)
 24.1    Power of Attorney (See II-4)